Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Syniverse Holdings, Inc. of our report dated March 11, 2008, with respect to the consolidated financial statements of Syniverse Holdings, Inc., included in the 2007 Annual Report to Shareholders of Syniverse Holdings, Inc.

Our audits also included the financial statement schedule of Syniverse Holdings, Inc. listed in Item 15(a). These schedules are the responsibility of Syniverse Holdings, Inc.’s management. Our responsibility is to express an opinion based on our audits. In our opinion, as to which the date is March 11, 2008, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8, No. 333-124866) of Syniverse Holdings, Inc.,

(2)	Registration Statement (Form S-8, No. 333-134057) of Syniverse Holdings, Inc.,

(3)	Registration Statement (Form S-3, No. 333-143631) of Syniverse Holdings, Inc.;

of our reports dated March 11, 2008, with respect to the consolidated financial statements of Syniverse Holdings, Inc. and the effectiveness of internal control over financial reporting of Syniverse Holdings, Inc. included in this Annual Report (Form 10-K) of Syniverse Holdings, Inc. for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Tampa, Florida

March 11, 2008